Rule 424 (b) (3)
Registration No. 333-87793

PRICING SUPPLEMENT NO. 2788 DATED DECEMBER 12, 2000
TO PROSPECTUS SUPPLEMENTAL DATED October 8, 1999
AND BASE PROSPECTUS DATED October 7, 1999

Issuer:	National Rural Utilities CFC
Principal Amount:	$1,500,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	12/15/00
Maturity Date:	12/16/02
Interest Rate:	6.60% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $8,050,000,000 and, to date, including this offering, an aggregate of $7,230,549,000 Series C have been issued.